EXHIBIT 10.10b

                        AMENDMENT TO EMPLOYMENT AGREEMENT

     This "Amendment to Employment Agreement" (this "Amendment") is made on the 22nd day of January 1999 by and between IFS International, Inc., a Delaware corporation (the "Company"), IFS International, Inc., a New York corporation and a wholly owned subsidiary of the Company, and any other subsidiary of the Company and Simon Theobald (the "Executive"), based on the following:

     A. On May 12, 1998, the Company and the Executive executed that certain "Employment Agreement" (the "Agreement") whereby the Company retained the services of the Executive as its Senior Vice President of Sales. In October 1998, the Executive was appointed as Executive Vice-President of IFS International, Inc., a New York corporation, and continues to be responsible for worldwide sales and marketing of the Company's products and services.

     B. The Company and the Executive wish to modify the Agreement pursuant to the terms of this Amendment.

     NOW, THEREFORE, the parties to this Amendment agree as follows:

     1. Modification to Section 3(a). Section 3(a) of the Agreement shall be deleted in its entirety and the following shall appear in its place:

     Initial Term. Unless this Agreement is previously terminated by either party as provided in sections 11 or 12 below, the Companies hereby employ the Executive pursuant to the terms of this Agreement, and the Executive hereby accepts such employment, for the period beginning on February 24, 1998 and ending on February 24, 2003 (the "Initial Term").

     2. Modification to Section 4(a). Section 4(a) of the Agreement shall be deleted in its entirety and the following shall appear in its place:

     Annual Base Salary. During the Term, the Companies shall pay to the Executive an annual base salary which shall consist of a fixed portion and a commission portion. (Together, the fixed portion and the commission portion shall be hereinafter referred to as the "Annual Salary.") The fixed portion of the Annual Salary shall initially be in the amount of One Hundred Thirty Thousand United States dollars (US$130,000), converted to UK Sterling at a fixed exchange rate of one (1) pound Sterling to one and one half United States dollars ($1.50). The commission portion of the Annual Salary shall consist of:
(i) an amount which equals 8% of gross revenues earned on the sale of the Companies' licenses and services obtained through the efforts of the Executive, and (ii) an amount which shall be computed as the difference between the commissions earned by each of the remaining sales employees as a result of his or her sale of the Companies' licenses and services and 8% of such sales (sometimes called a "commission over-ride"). The Annual Salary shall be subject to any Tax Withholdings and/or Employee Deductions that are applicable. The fixed portion of the Annual Salary shall be paid to the Executive in equal installments in accordance with the periodic payroll practices of the Companies for executive employees. The percentage portion of the Annual Salary shall be paid to the Executive upon receipt by the Companies of payment from the customer.

     3. Modification to Section 4(b). Section 4(b) of the Agreement shall be deleted in its entirety and the following shall appear in its place:

     Performance Bonus. The Chief Executive Officer shall from time-to-time, but not less than one (1) time per year, evaluate the performance of the Executive and award to the Executive a performance bonus (the "Performance Bonus") in such amount as the Chief Executive Officer may determine, in his sole discretion, to be reasonable, after taking into consideration other compensation paid or payable to the Executive under this Agreement, as well as the financial and non-financial progress of the business of the Companies and the contributions of the Executive toward that progress. In no event shall the Performance Bonus be more than twenty-five percent (25%) of the fixed portion of the Executive's annual salary. Payment of the Performance Bonus shall be subject to any applicable Tax Withholdings and/or Employee Deductions.

     4. Modification to Section 4(e). Section 4(e) of the Agreement shall be deleted in its entirety and the following shall appear in its place:

     Stock Options. The Company has granted to the Executive, prior to the execution of this Agreement, fifty-five thousand (55,000) options (the "1988 Options") to purchase the Company's common stock pursuant to the terms and conditions of the 1988 IFS International, Inc. Stock Option Plan and twenty thousand (20,000) options (the "1996 Options") to purchase the Company's common stock pursuant to the terms and conditions of the 1996 IFS International, Inc. Stock Option Plan. The purchase price per share for the 1988 Options and the 1996 Options shall be in accordance with the plans under which they were issued. In conjunction with the execution of this Agreement, the Executive shall receive one hundred fifty thousand (150,000) options to purchase the Company's common stock (the "1998 Options"), the terms and conditions of which shall be governed by the 1998 IFS International, Inc. Stock Plan. The Executive agrees to be bound by the terms of the 1998 IFS International, Inc. Stock Plan as adopted. The 1998 Options shall vest over a period of five (5) years, thirty thousand (30,000) shares on each anniversary of the execution of this Agreement. The purchase price per share for the 1998 Options shall be the fair market value of the Company's common stock as of the date of the grant. Subject to the requirements of any state or federal securities laws of the United States, the common stock to be acquired by exercise of the options granted hereunder shall be freely tradeable. Subject to the terms and conditions of the 1998 IFS International, Inc. Stock Plan, the Executive shall be entitled to exercise the options with cash, or will be entitled to a "cashless" exercise using other common stock of the Company, or will be entitled to exercise the options using any other consideration acceptable to the Company.

     5. Deletion to Section 4(f). Section 4(f) shall be deleted in its entirety and not replaced.

     6. Deletion to Section 12(g). Section 12(g) shall be deleted in its entirety and not replaced.

     7. Modification to Section 12(h). The last sentence of Section 12(h) shall be modified to state the following: "Notwithstanding the foregoing, amounts which are vested in any Employee Benefit Plans, including stock options, shall be payable in accordance with such plan."

     8. Modification to Section 13. Section 13 shall be deleted in its entirety and the following shall appear in its place:

     In the event the Executive's employment hereunder is terminated before the expiration of a Term, and such termination is attributable to (i) an event defined as a Change in Control; (ii) an event defined as a Termination by Executive for Good Reason; and/or (iii) termination by the Board of Directors of IFS International, Inc., a Delaware corporation, which does not constitute a Termination for Cause; then all rights and obligations of the Companies and the Executive under section 2 [Employment Obligations], section 4 [Compensation], section 5 [Allowances], section 6 [Business Expenses], and section 8 [Personal Time-Off] shall terminate as of the effective date of the termination date; provided, however: that the Executive shall receive, in a lump sum and without discount to present value, an amount equal to: the sum of the Executive's Annual Salary (calculated at the then current rate) plus Performance Bonus (calculated as twenty-five percent (25%) of the fixed portion of the Executive's Annual Salary) multiplied by the larger of either (x) the number of years then remaining in the term of this Agreement (calculated to the nearest day as of the termination date), or (y) two years. In addition:

     (a) All stock options which have been or are scheduled to be granted during the Term of this Agreement pursuant to section 4(e) shall become fully vested at the grant price and the Companies shall pay to the Executive a sum which shall permit the Executive to exercise, in his sole and absolute discretion, all or some of the options;

     (b) At the election of the Executive, the Companies shall (i) provide to the Executive and his spouse and dependents, for a period of twelve (12) months, medical, dental, and vision insurance and, to the Executive, disability insurance, which benefits shall be comparable to the benefits received by the Executive at the time of termination of his employment; or (ii) provide to the Executive additional compensation, payable on a monthly basis, which would approximate the cost to the Executive to obtain such comparable benefits;

     (c) The Companies shall reimburse the Executive for the Executive's business expenses incurred through the effective date of the termination, within three (3) business days of the Executive's submission of the Executive's expense report to the Companies.

     The Companies shall gross-up the payment comprised of the Executive's Annual Salary plus Performance Bonus to cover the payment of any and all taxes, of any kind or nature, that are incurred by the Executive as a result of his receipt of the foregoing compensation.

     The Executive shall not be required to mitigate the amount of any payment pursuant to this section 13 by seeking other employment or otherwise, and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to the Executive in any subsequent employment. The provisions of this section 13 shall not be deemed to prejudice the rights of the Companies or the Executive to any remedy or damages to which such party may be entitled by reason of a breach of this Agreement by the other party, whether at law or equity.

     9. Deletion of Section 14. Section 14 shall be deleted in its entirety and not replaced.

     10. All Other Terms and Provisions of the Agreement To Remain. The parties agree that all other terms and provisions of the Agreement shall remain the same.

     11. Electronically Transmitted Documents. This Amendment shall have no force and effect until it is fully executed by all parties hereto. If a copy or counterpart of this Amendment is originally executed and such copy or counterpart is thereafter transmitted electronically by facsimile or similar device, such facsimile document shall for all purposes be treated as if manually signed by the party whose facsimile signature appears.

     WHEREFORE, the parties hereto have executed this Agreement in the City of Albany, State of New York, as of the date first set forth above.

                          IFS INTERNATIONAL, INC.
                          A Delaware Corporation


                          By:_____________________________________
                                President and Chief Executive Officer


                          By:_____________________________________
                                Chairman of the Compensation Committee
                                 of the Board of Directors


                          By:_____________________________________
                                Chairman of the Board of Directors


                          By:_____________________________________
                                Secretary

                          IFS INTERNATIONAL, INC.
                          A New York Corporation


                          By:_____________________________________
                                President and Chief Executive Officer

                          EXECUTIVE:


                          ----------------------------------------
                                Simon Theobald